Exhibit 99.1

Charles Giancarlo Joins Imperva Board of Directors

Redwood Shores, Calif. – May 30, 2013 – Imperva, Inc. (NYSE: IMPV), a pioneer and leader of a new category of business security solutions for critical applications and high-value data in the data center, today announced that Charles Giancarlo has joined its board of directors.

“With more than 30 years of experience in the technology industry, Charlie brings with him an extraordinary tech background and we’re fortunate to have him join our board,” said Imperva CEO Shlomo Kramer. “We are confident that Charlie’s extensive industry and professional experience will help us further develop and execute our corporate strategy.”

Mr. Giancarlo is a managing director of Silver Lake, and was Executive Vice President and Chief Development Officer of Cisco Systems, Inc.

The company also announced that Asheem Chandna is leaving the Imperva board of directors and compensation committee, effective June 30, 2013.

About Imperva

Imperva is a pioneer and leader of a new category of business security solutions for critical applications and high-value data in the data center. Imperva’s award-winning solutions protect against data theft, insider abuse, and fraud while streamlining regulatory compliance by monitoring and controlling data usage and business transactions across the data center, from storage in a database or on a file server to consumption through applications. With over 2,400 end-user customers in more than 60 countries and thousands of organizations protected through cloud-based deployments, securing your business with Imperva puts you in the company of the world’s leading organizations. For more information, visit www.imperva.com, follow us on Twitter or visit our blog.

© 2013 Imperva, Inc. All rights reserved. Imperva and the Imperva logo are trademarks of Imperva, Inc.

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Investor Relations Contact Information

Seth Potter

646.277.1230

IR@imperva.com

Seth.Potter@icrinc.com